Prudential Investment Portfolios, Inc. 17
Semi-Annual period ending 4-30-15
File No. 811-07215

SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders
Results of Proxy Voting (Unaudited)
At a special meeting of shareholders held on November 26, 2014, shareholders of Prudential Investment Portfolios, Inc. 17, which is comprised of Prudential Total Return Bond Fund and Prudential Short Duration Multi-Sector Bond Fund, approved the following proposal. Shareholders of both Funds voted together for purposes of the proposal.

Proposal:  To elect twelve Directors:



                          SHARES VOTED    % VOTED    % OF T/O
ELLEN S. ALBERDING
   FOR                   192,280,805.165   97.693%   71.626%
   WITHHELD                4,541,815.395    2.307%    1.691%
KEVIN J. BANNON
   FOR                   192,498,551.489   97.804%   71.707%
   WITHHELD                4,324,069.071    2.196%    1.610%
LI NDA W. BYNOE
   FOR                   192,308,337.950   97.707%   71.636%
   WITHHELD                4,514,282.610    2.293%    1.681%
KEITH F. HARTSTEIN
   FOR                   192,507,288.621   97.808%   71.710%
   WITHHELD                4,315,331.939    2.192%    1.607%
MICHAEL S. HYLAND
   FOR                   192,455,266.741   97.782%   71.691%
   WITHHELD                4,367,353.819    2.218%    1.626%
STEPHEN P. MUNN
   FOR                   192,393,057.007   97.750%   71.667%
   WITHHELD                4,429,564.553    2.250%    1.650%
JAMES E. QUINN
   FOR                   192,477,179.514   97.793%   71.699%
   WITHHELD                4,345,441.046    2.207%    1.618%
RICHARD A. REDEKER
   FOR                   192,312,981.041   97.709%   71.638%
   WITHHELD                4,509,636.519    2.291%    1.679%
STEPHEN G. STONEBURN
   FOR                   192,350,196.138   97.728%   71.651%
   WITHHELD                4,472,424.422    2.272%    1.666%
GRACE C. TORRES
   FOR                   192,403,472.898   97.755%   71.671%
   WITHHELD                4,419,147.662    2.245%    1.646%
STUART S. PARKER
   FOR                   192,517,240.272   97.813%   71.714%
   WITHHELD                4,305,380.288    2.187%    1.603%
SCOTT E. BENJAMIN
   FOR                   192,501,791.470   97.805%   71.708%
   WITHHELD                4,320,829.090    2.195%    1.609%

The special meeting of shareholders of the Prudential Total Return Bond Fund held on November 26, 2014, was adjourned to December 3, 2014, and further adjourned to December 10, 2014, and January 9, 2015 to permit further solicitation of proxies on the proposals noted below.

An abstention or a broker non-vote is considered present for purposes of determining a quorum but has the effect of a vote against such matters. At the special meeting of shareholders held on January 9, 2015, insufficient votes were obtained to approve the following proposals:

Proposal: To permit Prudential Investments LLC (PI) to enter into or make material changes to the Prudential Total Return Bond Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval.


                    SHARES VOTED    % OF VOTED   % OF TOTAL
FOR                 86,490,716.574    45.925%      33.318%
AGAINST              4,787,061.160     2.542%       1.844%
ABSTAIN              1,519,065.022     0.807%       0.585%
BROKER NON-VOTE     95,534,859.442    50.726%      36.801%
TOTAL              188,331,702.198   100.000%      72.548%

Proposal: To designate the Prudential Total Return Bond Fund's investment objective as a non-fundamental policy of the Prudential Total Return Bond Fund, meaning that the Prudential Total Return Bond Fund's investment objective could be changed with the approval of the Prudential Total Return Bond Fund's Board of Directors, but without shareholder approval.


                    SHARES VOTED    % OF VOTED   % OF TOTAL
FOR                 61,501,956.608    32.657%      23.692%
AGAINST             29,643,358.674    15.740%      11.419%
ABSTAIN              1,651,527.224     0.877%       0.636%
BROKER NON-VOTE     95,534,859.692    50.726%      36.801%
TOTAL              188,331,702.198   100.000%      72.548%